SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )



                                   SCHEDULE 14

Filed by the Registrant |X| Filed by a Party other than the Registrant | | Check the appropriate box:

|X| Preliminary Proxy Statement      | | Confidential, For Use of the Commission
                     Only (as permitted by Rule 14a-6(e)(2))
| | Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Nu Skin Asia Pacific, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):

    |X| No fee required.
    | | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------


    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------


    (5) Total fee paid:

--------------------------------------------------------------------------------


    | | Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------


    | | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------


    (3) Filing Party:

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    (4) Date Filed:

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




                                 [NU SKIN LOGO]






--------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 23, 1998

--------------------------------------------------------------------------------


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Asia Pacific, Inc., a Delaware corporation (the "Company"), will be held at 4:00 p.m., local time, on May 5, 1998 at the Provo Park Hotel, 101 West 100 North, Provo, Utah, for the following purposes:

    1. To elect a Board of Directors consisting of nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

    2. To approve an amendment to the Company's Certificate of Incorporation, which will change the name of the Company to Nu Skin Enterprises, Inc.;

    3. To approve the issuance of up to ________ shares of the Company's Class A Common Stock upon conversion of the Company's Series A Preferred Stock;

    4. To ratify the selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

    5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 16, 1998 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

                                       By Order of the Board of Directors,



                                       BLAKE M. RONEY
                                       Chairman of the Board

Provo, Utah, March ___, 1998

                                 [NU SKIN LOGO]

                              75 West Center Street
                                Provo, Utah 84601


--------------------------------------------------------------------------------


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 5, 1998

--------------------------------------------------------------------------------


                             SOLICITATION OF PROXIES

    The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Asia Pacific, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Provo Park Hotel, 101 West 100 North, Provo, Utah, on May 5, 1998 at 4:00 p.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy solicitation materials were first sent or given to the Company's stockholders on or about March ___, 1998.

    As used herein, the "Company" unless the context otherwise indicates, means Nu Skin Asia Pacific, Inc., including the Subsidiaries. The "Subsidiaries" collectively means Nu Skin Hong Kong, Inc. ("Nu Skin Hong Kong"), Nu Skin Japan Company, Limited ("Nu Skin Japan"), Nu Skin Korea, Inc. ("Nu Skin Korea"), Nu Skin Taiwan, Inc. ("Nu Skin Taiwan"), Nu Skin Personal Care (Thailand) Limited ("Nu Skin Thailand"), Nu Skin Philippines, Inc. (Nu Skin Philippines"), Nu Skin International, Inc. ("NSI"), Nu Skin International Management Group, Inc., ("NSIMG"), Nu Skin Personal Care Australia, Inc., Nu Skin New Zealand, Inc., Nu Skin Europe, Inc., Nu Skin Netherlands, Inc., Nu Skin Netherlands, B.V., Nu Skin U.K., Inc., Nu Skin U.K., Ltd., Nu Skin Germany, Inc., Nu Skin Germany, GmbH, Nu Skin Belgium, Inc., Nu Skin Belgium, N.V., Nu Skin France, Inc., Nu Skin France, SARL, Nu Skin Italy, Inc., Nu Skin Italy, (SRL.), Nu Skin Spain, Inc., Nu Skin Spain, S.L., Nu Skin Poland Spa., Nu Skin Poland, Inc., Nu Skin Brazil, Inc., Nu Skin Brazil, Ltda., Nu Skin Argentina, Inc., Nu Skin Chile, Inc., Nu Skin Chile, S.A. and Cedar Meadows, L.C.

    On March ___, 1998, the Company acquired all of the outstanding shares of capital stock of each of the Subsidiaries except for Nu Skin Hong Kong, Nu Skin Japan, Nu Skin Korea, Nu Skin Taiwan, Nu Skin Thailand, and Nu Skin Philippines (collectively, the "Asian Subsidiaries"), which were acquired by the Company on November 20, 1996. See "Certain Relationships and Transactions--Acquisition of NSI," "--Operating, License and Distribution Agreements; Certain Effects of the NSI Acquisition" and "Proposal 3--Approval of Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock."

    All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR (i) the election of the nine nominees for election to the Board of Directors listed in the proxy, (ii) the approval of an amendment to the Company's Certificate of Incorporation, which will change the name of the Company to Nu Skin Enterprises, Inc., (iii) the approval of the issuance of up to ________ shares of the Company's Class A Common Stock upon conversion of the Company's Series A Preferred Stock and (iv) the ratification of the selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December
31, 1998. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

    Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company, by executing a later-dated proxy and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy).

    The Company will bear the cost of solicitation of proxies. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication by the Company's regular employees, who will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Only stockholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. At the Record Date, __________ shares of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), __________ shares of the Company's Class B Common Stock, par value $.001 per share (the "Class B Common Stock", and, together with the Class A Common Stock, the "Common Stock"), and __________ shares of the Company's Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote and each outstanding share of Class B Common Stock shall be entitled to ten (10) votes on each matter submitted to a vote of the stockholders at the Annual Meeting. The Class A
Common Stock and the Class B Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting. The Series A Preferred Stock generally has no voting rights and no shares of Series A Preferred Stock are entitled to vote on Proposals 1--4 described herein. See "Proposal 3--Approval of Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock--Certain Terms of the Series A Preferred Stock--Voting Rights."

    In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock, Class B Common Stock and Series A Preferred Stock as of March ___, 1998, and as adjusted to give effect to the issuance of Class A Common Stock upon conversion of the Series A Preferred Stock assuming that Proposal 3 is approved, by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, Class B Common Stock or Series A Preferred Stock, (ii) each of the Company's directors, (iii) each of the Company's "Named Executive Officers" (as defined under "Executive Compensation"), and (iv) all executive officers and directors and director nominees of the Company as a group. The information in this table assumes (a) the exercise of all the options to purchase shares of Class A Common Stock (the "Distributor Options") offered in the Company's non-underwritten offering (the "Rule 415 Offering") commenced in connection with the Company's initial public offering, (b) the issuance of the 161,386 stock bonus awards (some of which have not yet vested) offered by the

Company in the Rule 415 Offering and the shares of Class A Common Stock underlying such stock bonus awards, (c) the issuance of the 1,250,000 stock bonus awards offered by NSI and its affiliates excluding the Company in the Rule 415 Offering and the shares of Class A Common Stock underlying such stock bonus awards, (d) the exercise by an executive officer of the Company of an option to purchase 250,825 shares of Class A Common Stock and (e) the exercise by certain directors and executive officers of unvested non-qualified stock options to purchase 196,000 shares of Class A Common Stock. The business address of the 5% stockholders is 75 West Center Street, Provo, Utah, 84601.



                                                                                                  After Giving Effect to
                                                                                                       Proposal 3(3)
                                                                                                  ----------------------
                            Class A             Class B                         Series A            Class A
                         Common Stock(1)    Common Stock(1)                   Preferred Stock    Common Stock
                         ---------------    ---------------                   ---------------    ------------
                                                                   % of                                              % of
                                  % of                 % of       Voting               % of               % of      Voting
Name                     Shares  Class       Shares    Class     Power(2)    Shares   Class     Shares   Class     Power(2)
----------------------   ------  -----     ----------  ------    --------    ------   -----     ------   -----     --------
Blake M. Roney(4)          --      --      20,414,763    29.0        28.5
Nedra D. Roney(5)          --      --      14,213,895    20.2        19.8
Sandra N. Tillotson(6)     --      --       8,554,510    12.7        11.9
Craig S. Tillotson(7)      --      --       4,402,658     6.3         6.1
R. Craig Bryson(8)         --      --       4,918,236     7.0         6.9
Steven J. Lund(9)          --      --       4,223,224     6.0         5.9
Brooke B. Roney(10)        --      --       3,425,322     4.9         4.8
Keith R. Halls(11)         --      --         894,115     1.3         1.2
Max L. Pinegar(12)       14,000    *           --       --              *
Daniel W. Campbell(13)   12,500    *           --       --              *
E.J. "Jake" Garn(14)     12,500    *           --       --              *
Paula Hawkins(15)        12,500    *           --       --              *
Renn M. Patch(16)        40,000    *           --       --              *
Corey B. Lindley(17)     40,100    *           --       --              *
Takashi Bamba(18)        38,000    *           --       --              *
John Chou(19)            38,215    *           --       --              *
BNASIA, Ltd.(20)           --      --      19,881,455    28.3        27.8
RCKASIA, Ltd.(21)          --      --       4,775,736     6.8         6.7
All directors and office594,117   4.0      37,759,803    53.7        52.7
a group (17 persons) (22)

------------------------
*Less than 1%

(1) Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon the transfer of such share of Class B Common Stock to any person who is not a Permitted Transferee as defined in the Company's Amended and Restated Certificate of Incorporation.

(2) Each share of Class A Common Stock has one vote per share, each share of Class B Common Stock has ten votes per share, and each share of Series A Preferred Stock generally has no voting rights.

(3) This information assumes stockholder approval of Proposal 3 at the Annual Meeting and conversion of the Series A Preferred Stock into Class A Common Stock. See "Proposal 3--Approval of Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock."

(4) Includes shares beneficially owned or deemed to be owned beneficially by Blake M. Roney as follows: 19,881,455 shares of Class B Common Stock as general partner of BNASIA, Ltd., a limited partnership, and with respect to which he shares voting and investment power with his wife Nancy L. Roney as set forth in footnote 20 below; 357,143 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Nancy L. Roney; and 176,165 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power.

(5) Includes shares beneficially owned or deemed to be owned beneficially by Nedra D. Roney as follows: 13,913,895 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; and 300,000 shares of Class B Common Stock as co-trustee and with respect to which she shares voting and investment power.

(6) Includes shares beneficially owned or deemed to be owned beneficially by Sandra N. Tillotson as follows: 7,584,743 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; 424,767 shares of Class B Common Stock as trustee and with respect to which she has sole voting and investment power; 500,000 shares of Class B Common Stock as manager of a limited liability company and with respect to which she has sole voting and investment power; and 45,000 shares of Class B Common Stock as co-trustee and with respect to which she shares voting and investment power.

(7) Includes shares beneficially owned or deemed to be owned beneficially by Craig S. Tillotson as follows: 2,962,912 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 112,500 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; 327,246 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power; and 1,000,000 shares of Class B Common Stock as manager of a limited liability company and with respect to which he has sole voting and investment power.

(8) Includes shares beneficially owned or deemed to be owned beneficially by R. Craig Bryson as follows: 4,775,736 shares of Class B Common Stock as general partner of RCKASIA, Ltd., a limited partnership, and with respect to which he shares voting and investment power with his wife Kathleen D. Bryson as set forth in footnote 21 below; and 142,500 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Kathleen D. Bryson.

(9) Includes shares beneficially owned or deemed to be owned beneficially by Steven J. Lund as follows: 3,144,751 shares of Class B Common Stock as general partner of a limited partnership and with respect to which he shares voting and investment power with his wife Kalleen Lund; 897,902 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; and 180,571 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Kalleen Lund.

(10) Includes shares beneficially owned or deemed to be owned beneficially by Brooke B. Roney as follows: 3,362,665 shares of Class B Common Stock as general partner of a limited partnership and with respect to which he shares voting and investment power with his wife Denice R. Roney; and 62,657 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Denice R. Roney.

(11) Includes shares beneficially owned or deemed to be owned beneficially by Keith R. Halls as follows: 563,258 shares of Class B Common Stock as general partner of a limited partnership and with respect to which he shares voting and investment power with his wife Anna Lisa Massaro Halls; 50,000 shares of Class B Common Stock as the manager of a limited liability company and with respect to which he has sole voting and investment power; 250,000 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; and 30,857 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with his wife Anna Lisa Massaro Halls.

(12) Includes shares beneficially owned or deemed to be owned beneficially by Max L. Pinegar as follows: 1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 13,000 shares of Class A Common Stock issued to Mr. Pinegar as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award.

(13) Includes shares beneficially owned or deemed to be owned beneficially by Daniel W. Campbell as follows: 2,500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 10,000 shares of Class A Common Stock issued to Mr. Campbell as a non-qualified stock option which will vest on the day before the next annual meeting of stockholders following the date of the grant.

(14) Includes shares beneficially owned or deemed to be owned beneficially by E.J. "Jake" Garn as follows: 2,500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 10,000 shares of Class A Common Stock issued to Mr. Garn as a non-qualified stock option which will vest on the day before the next annual meeting of stockholders following the date of the grant.

(15) Includes shares beneficially owned or deemed to be owned beneficially by Paula Hawkins as follows: 2,500 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and 10,000 shares of Class A Common Stock issued to Ms. Hawkins as a non-qualified stock option which will vest the day before the next annual meeting of stockholders following the date of the grant.

(16) Includes shares beneficially owned or deemed to be owned beneficially by Renn M. Patch as follows: 1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 13,000 shares of Class A Common Stock issued to Mr. Patch as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award; and 26,000 shares of Class A Common Stock issued to Mr. Patch as a non-qualified stock option which will vest ratably, according to its terms, over four years following the date of the grant.

(17) Includes shares beneficially owned or deemed to be owned beneficially by Corey B. Lindley as follows: 1,100 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 13,000 of Class A Common Stock issued to Mr. Lindley as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award; and 26,000 shares of Class A Common Stock issued to Mr. Lindley as a non-qualified stock option which vest ratably, according to its terms, over four years following the date of the grant.

(18) Includes shares beneficially owned or deemed to be owned beneficially by Takashi Bamba as follows: 13,000 shares of Class A Common Stock issued to Mr. Bamba as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award;
     and 25,000 shares of Class A Common Stock issued to Mr. Bamba as a non-qualified stock option which will vest ratably, according to its terms, over four years following the date of the grant.

(19) Includes shares beneficially owned or deemed to be owned beneficially by John Chou as follows: 215 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 13,000 shares of Class A Common Stock issued to Mr. Chou as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award; and 25,000 shares of Class A Common Stock issued to Mr. Chou as a non-qualified stock option which will vest ratably, according to its terms, over four years following the date of the grant.

(20) Includes 19,881,455 shares of Class B Common Stock owned by BNASIA, Ltd., a limited partnership of which Blake M. Roney and his wife Nancy L. Roney are the general partners and who share voting and investment power.

(21) Includes 4,850,736 shares of Class B Common Stock owned by RCKASIA, Ltd., a limited partnership of which R. Craig Bryson and his wife Kathleen D. Bryson are the general partners and who share voting and investment power.

(22) Class A Common Stock includes: 250,825 shares subject to a stock option which has been granted to an executive officer of the Company and which is exercisable until January 1, 2004; 5,333 shares owned directly by certain directors and executive officers; and 161,386 shares issued to certain directors and executive officers as employee stock bonus awards which will vest ratably, according to their terms, over four years following the date of the awards; and 196,000 shares issued to certain directors and executive officers as non-qualified stock options which will vest either ratably, according to their terms, over four years or, with respect to options held by non-employee directors, the day before the next annual meeting of stockholders following the date of grant.


                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The directors and executive officers of the Company and key managers of the Subsidiaries as of March __, 1998 were as follows:


   Name                    Age       Position
   -------------------     ----      ------------------------------------------
   Blake M. Roney           39       Chairman of the Board
   Steven J. Lund           44       President, Chief Executive Officer and
                                          Director
   Renn M. Patch            47       Chief Operating Officer
   Corey B. Lindley         33       Chief Financial Officer
   Michael D. Smith         52       Vice President of North Asia Operations
   Grant F. Pace            46       Vice President of Southeast Asia and China
   M. Truman Hunt           38       Vice President of Legal Affairs and
                                          Investor Relations
   Keith R. Halls           40       Secretary and Director
   Takashi Bamba            62       President, Nu Skin Japan
   John Chou                51       President, Nu Skin Taiwan
   Sandra N. Tillotson      41       Director
   Brooke B. Roney          35       Director
   Max L. Pinegar           66       Director
   E.J. "Jake" Garn         65       Director
   Paula Hawkins            71       Director
   Daniel W. Campbell       43       Director

    Blake M. Roney has served as Chairman of the Board since the Company's inception. Prior to the NSI Acquisition, Mr. Roney was a director, the president and a shareholder of NSI and a director and shareholder of the Subsidiaries and an executive officer of certain of the Subsidiaries. Since the NSI Acquisition, Mr. Roney has continued to serve as a director of the Subsidiaries and as an executive officer of certain of the Subsidiaries. He received a B.S. degree from Brigham Young University. He is the brother of Brooke B. Roney.

    Steven J. Lund has been President, Chief Executive Officer and a Director of the Company since its inception. Prior to the NSI Acquisition, Mr. Lund was a director, executive officer and shareholder of NSI and the Subsidiaries. Since the NSI Acquisition, Mr. Lund has continued to serve as a director of the Subsidiaries and as an executive officer of certain of the Subsidiaries. Mr. Lund previously worked as an attorney in private practice. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

    Renn M. Patch has been Chief Operating Officer of the Company since its inception. From 1992 until the NSI Acquisition, he served as Vice President of Global Operations and Assistant General Manager of NSI. From 1991 to 1992, he served as Director of Government Affairs of NSI. Prior to joining NSI in 1991, Mr. Patch was associated with the Washington, D.C. consulting firm of Parry and Romani Associates. Mr. Patch earned a B.A. degree from the University of Minnesota, a J.D. degree from Hamline University School of Law and an L.L.M. degree from Georgetown University.

    Corey B. Lindley has been Chief Financial Officer of the Company since its inception. From 1993 to 1996, he served as Managing Director, International of NSI. Mr. Lindley worked as the International Controller of NSI from 1991 to 1994 and lived in Hong Kong and Japan during that time. From 1990 to 1991, he served as Assistant Director of Finance of NSI. Mr. Lindley is a Certified Public Accountant. Prior to joining NSI in 1990, he worked for the accounting firm of Deloitte and Touche. He earned a B.S. degree from Brigham Young University and an M.B.A. degree from Utah State University.

    Michael D. Smith has been Vice President of Operations for the Company since its inception. He also served previously as Vice President of Asian Operations for NSI. In addition, he served as General Counsel of NSI from 1992 to 1996 and as Director of Legal Affairs of NSI from 1989 to 1992. He earned B.S. and M.A. degrees from Brigham Young University and a J.D. degree from the University of Utah.

    Grant F. Pace has served as Vice President Southeast Asia and China since December 1997. From 1992 to 1997, he was Regional Vice President-Direct Selling in the Asian region for Sara Lee and from 1988 to 1997 he was President and Regional Managing Director, Southeast Asia for Avon Products. He received a J.D. degree from Brigham Young University and an M.B.A. degree from Harvard University.

    M. Truman Hunt has served as Vice President of Legal Affairs and Investor Relations since the Company's inception. He also served as Counsel to the President of NSI from 1994 to 1996. From 1991 to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels. Prior to that time, he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

    Keith R. Halls has served as Secretary and a Director of the Company since its inception. Prior to the NSI Acquisition, Mr. Halls was a director, general vice president and shareholder of NSI and a director and shareholder of the Subsidiaries and an executive officer of certain of the Subsidiaries. Since the NSI Acquisition, Mr. Halls has continued to serve as a director of the Subsidiaries and as an executive officer of certain of the Subsidiaries. Mr. Halls is a Certified Public Accountant. Mr. Halls received a B.A. degree from Stephen F. Austin State University and a B.S. degree from Brigham Young University.

    Takashi Bamba has served as President and/or General Manager of Nu Skin Japan since 1993. Prior to joining Nu Skin Japan in 1993, Mr. Bamba served five years as President and CEO of Avon Products Co., Ltd., the publicly traded Japanese subsidiary of Avon Products, Inc. Prior to working at Avon Products Co., Ltd., he spent 17 years at Avon Products, Inc. He received a B.A. degree from Yokohama National University.

    John Chou has served as President and/or General Manager of Nu Skin Taiwan since 1991. Prior to joining Nu Skin Taiwan in 1991, he spent twenty-one years in international marketing and management with 3M Taiwan Ltd., Amway Taiwan and Universal PR Co. Mr. Chou is a standing director of the Taiwan ROC Direct Selling Association. He is also a member of the Kiwanis International, and the Taiwan American Chamber of Commerce. He received a B.A. degree from Tan Kang University in Taipei, Taiwan.

    Sandra N. Tillotson has served as a Director of the Company since its inception. Prior to the NSI Acquisition, Ms. Tillotson was a director, general vice president and shareholder of NSI and a director and shareholder of the Subsidiaries and an executive officer of certain of the Subsidiaries. Since the NSI Acquisition, Ms. Tillotson has continued to serve as a Director of the Subsidiaries and as an executive officer of certain of the Subsidiaries. She earned a B.S. degree from Brigham Young University.

    Brooke B. Roney has served as a Director of the Company since its inception. Prior to the NSI Acquisition, Mr. Roney was a director, general vice president and shareholder of NSI and a director and shareholder of the Subsidiaries and an executive officer of certain of the Subsidiaries. Since the NSI Acquisition, Mr. Roney has continued to serve as a director of the Subsidiaries and as an executive officer of certain of the Subsidiaries. He is the brother of Blake M. Roney.

    Max L. Pinegar has served as a Director of the Company since September 1996. He has also served as General Manager of NSI since 1989 and as Vice President of NSI since 1992. He received a B.A. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

    E.J. "Jake" Garn has served as a Director of the Company since March 1997. Senator Garn has been Vice Chairman of Huntsman Corporation, one of the largest privately-held companies in the U.S., since 1993. He currently serves as a director for Dean Witter Funds, John Alden Life Insurance Company and Franklin Covey & Co., Inc. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous senate committees. He received a B.A. degree from the University of Utah.

    Paula Hawkins has served as a Director of the Company since March 1997. Senator Hawkins is the principal of Paula Hawkins & Associates, Inc., a management consulting company. From 1980 to 1986, Senator Hawkins was a member of the United States Senate and served on numerous senate committees.

    Daniel W. Campbell has served as a Director of the Company since March 1997. Mr. Campbell has been a Managing General Partner of EsNet, Ltd. since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation and prior to that was a Partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

    Blake M. Roney and Brooke B. Roney are brothers. The Company is not aware of any other family relationships among any director, executive officer or person nominated to become a director. The Certificate of Incorporation of the Company contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

Board of Directors Meetings and Committees

    The Board of Directors held seven meetings during the fiscal year ended December 31, 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period and the total number of meetings held during such period by all committees of the Board of Directors on which that director served.

    The Company has standing Audit, Compensation and Executive Committees, but has not established a Nominating Committee. The Audit Committee members are Daniel W. Campbell and E.J. "Jake" Garn. Mr. Campbell is the Chairman of the Audit Committee. The Audit Committee's responsibilities include, among other things, recommending the selection of the Company's independent public accountants to the Board of Directors, reviewing the activities and the reports of the independent public accountants, reviewing the independence of the independent public accountants and examining the adequacy of the Company's internal controls and internal auditing methods and procedures. The Audit Committee met three times during 1997.

    The Compensation Committee members are Keith R. Halls, Max L. Pinegar, Paula Hawkins and Daniel W. Campbell. Mr. Halls is the Chairman of the Compensation Committee. The Compensation Committee's responsibilities include, among other things, making recommendations to the Board of Directors regarding the salaries, bonuses and other compensation to be paid to the Company's officers and administering the 1996 Stock Incentive Plan. The Compensation Committee met five times during 1997.

    The Executive Committee members are Blake M. Roney, Steven J. Lund and Keith
R. Halls. Mr. Roney is the Chairman of the Executive Committee. The duties of the Executive Committee are, to the extent authorized by the Board of Directors, to exercise all the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company. The Executive Committee met numerous times during 1997.

Compensation of Directors

    Each director who does not receive compensation as an officer or employee of the Company, NSI or its affiliates is entitled to receive an annual fee of $25,000 for serving on the Board of Directors, a fee of $1,000 for each meeting of the Board of Directors or any committee meeting thereof attended and a fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings.

    In addition, certain directors may be granted options or stock bonus awards under the 1996 Stock Incentive Plan. On October 20, 1997, the Board of Directors approved stock bonus awards for E.J. "Jake" Garn, Paula Hawkins and Daniel W.
Campbell of 2,500 shares of Class A Common Stock each under the 1996 Stock Incentive Plan. All of such shares were immediately vested. Also on October 20, 1997, the Board of Directors ratified stock option grants to E.J. "Jake" Garn, Paula Hawkins and Daniel W. Campbell to purchase 10,000 shares each of Class A Common Stock under the 1996 Stock Incentive Plan. All options were granted with an exercise price equal to the fair market value of the Class A Common Stock on September 16, 1997, the date the Compensation Committee approved the grants. The options vest on the day before the next annual meeting of stockholders following the date of grant.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the annual and long-term compensation for services rendered in all capacities during the fiscal years ended December 31, 1995, 1996 and 1997 of those persons who were the Company's chief executive officer or one of the other four most highly compensated executive officers of the Company or key managers of the Subsidiaries during the last fiscal year (collectively, the "Named Officers").

    The Company was formed in September 1996, and consequently paid no compensation to the Named Officers during the fiscal year ended December 31, 1995 and during the first eight months of the fiscal year ended December 31, 1996. However, salary, bonus and other compensation is presented in the table below for 1995 and until September 1996 based on payments by NSI and the Subsidiaries and from September 1996 through 1997 based on payments by the Company and the Subsidiaries to the Named Officers as if the Company had been in existence during all of 1995 and 1996. During 1995, 1996 and 1997, Messrs. Bamba and Chou were, and continue to be, employed full time as the General Managers and/or Presidents of Nu Skin Japan and Nu Skin Taiwan, respectively, and received all of their compensation from the Company through certain of the Subsidiaries. During 1995, 1996 and 1997, Messrs. Lund and Patch were, and continue to be, executive officers of NSI. The compensation presented in the table below reflects an allocation of the time spent by Messrs. Lund and Patch providing services to the Company and certain Subsidiaries during 1995, 1996 and 1997. During 1995 and 1996, Mr. Lindley was an employee of NSI. The compensation presented in the table below reflects an allocation of the time spent by Mr. Lindley providing services to the Company during 1996. These salaries and bonuses are in addition to any amounts received during the relevant periods by these officers from NSI in return for their services to NSI.

                           Summary Compensation Table


                                           Annual Compensation
                              ---------------------------------------------
                                                                                Long-Term
                                                                  Other       Compensation
                                                                  Annual       Restricted       All Other
Name and Principal Position     Year     Salary      Bonus     Compensation   Stock Awards    Compensation
---------------------------     ----     ------      -----     ------------   -------------   ------------

Steven J. Lund...............   1997     $275,779  $227,752(1)  $        --              --       $      --
   President and Chief Executive1996      259,973    89,345(1)           --              --              --
   Officer                      1995      236,364    82,529(1)           --              --              --
Takashi Bamba................   1997      393,520   180,364(2)   180,364(3)              --        3,450(5)
   President, Nu Skin Japan     1996      364,138   174,557(2)   195,401(3)      401,375(4)        3,297(5)
                                1995      361,028   105,563(2)    98,063(3)              --        3,297(5)
John Chou....................   1997      253,408    84,469(2)    84,469(6)              --              --
   President, Nu Skin Taiwan    1996      211,000    56,232(2)    77,897(6)      401,375(4)              --
                                1995      185,370    75,786(2)    63,730(6)              --              --
Corey B. Lindley.............   1997      163,727    89,947(1)    16,373(7)              --       15,582(8)
   Chief Financial Officer      1996       62,780    17,288(1)           --      401,375(4)              --
                                1995           --           --           --              --              --
Renn M. Patch................   1997      148,673    72,819(1)    23,788(7)              --        1,151(8)
   Chief Operating Officer      1996       98,638    20,437(1)    13,800(7)      401,375(4)        5,542(8)
                                1995       97,175   104,765(9)   18,750(10)              --              --

----------------------


(1) Cash bonus paid to the recipient not pursuant to a formal bonus plan.

(2) Cash bonus paid during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of the Subsidiaries.

(3) Includes deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of the Subsidiaries and annual lease payments for an automobile.

(4) Employee stock bonus awards for 13,000 shares of Class A Common Stock were granted in 1996 to each of Messrs. Bamba, Chou and Lindley by the Company pursuant to the 1996 Stock Incentive Plan and to Mr. Patch by NSI pursuant to its own stock incentive plan. The awards vest 25% per year beginning in November 1997. Dividends will be paid only on shares actually issued pursuant to employee stock bonus awards and only as, when and if declared by the Company's Board of Directors. Employee stock bonus awards have been valued for purposes of this table using the closing market price of the Company's Class A Common Stock on December 31, 1996 (307/8) multiplied by the number of shares underlying the awards.

(5) Annual premium for pension insurance policy.

(6) Includes deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of the Subsidiaries and annual payments for an automobile and club dues.

(7) Includes deferred portion of a bonus accrued during the year reported not pursuant to a formal bonus plan.

(8) Includes compensation in the form of the cash value of the use of certain NSI-owned property and other perquisites.

(9) Noncash bonus paid to Mr. Patch, not pursuant to a formal bonus plan.

(10)Includes $16,500 of accrued deferred compensation and $2,250 of vested deferred compensation awarded to Mr. Patch under NSI's deferred compensation plan.

    The following table sets forth certain information with respect to grants of stock options pursuant to the Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") during fiscal year 1997 to the Named Officers.

                      Option Grants in Last Fiscal Year(1)


                                        Percentage                                  Potential
                                         of Total                              Realizable Value at
                                          Options   Exercise                      Assumed Annual
                                        Granted to   or Base                   Rates of Stock Price
                              Options    Employees    Price                        Appreciation
                              Granted    in Fiscal     per      Expiration      for Option Term(2)
Name                         (Shares)      Year       Share        Date            5%         10%
----                         --------      ----       -----     ----------      --------    ------
Steven J. Lund ...........         0        --         --           --               --          --
Takashi Bamba ............    25,000        11.6%     $20.875    10/20/07      $328,204    $831,734
John Chou ................    25,000        11.6       20.875    10/20/07       328,204     831,734
Corey B. Lindley .........    26,000        12.0       20.875    10/20/07       341,333     865,004
Renn M. Patch ............    26,000        12.0       20.875    10/20/07       341,333     865,004

----------------------

(1) Under the terms of the 1996 Stock Incentive Plan, all options granted become exercisable in four equal annual installments beginning on the date of grant. Options are granted for a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the fair market value of the Class A Common Stock on the date of grant. The Compensation Committee and/or the Board of Directors retains or retain discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of the future Class A Common Stock price. Actual gains, if any, on stock option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the Class A Common Stock from the date of grant.

    The following table sets forth certain information with respect to unexercised options under the 1996 Stock Incentive Plan held by the Named Officers as of December 31, 1997. No options were exercised by any of the Named Officers in 1997.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                      Value of Unexercised
                    Number of Unexercised Options     In-the-Money Options
                        at December 31, 1997         at December 31, 1997(1)
                    -----------------------------  --------------------------
Name                  Exercisable  Unexercisable   Exercisable  Unexercisable
--------------------  -----------  -------------   -----------  -------------
Steven J. Lund .....            0              0        $    0         $    0
Takashi Bamba ......            0         25,000             0              0
John Chou ..........            0         25,000             0              0
Corey B. Lindley ...            0         26,000             0              0
Renn M. Patch ......            0         26,000             0              0


----------------------


(1) Based on the average of the high and low sales price of the Class A Common Stock on the New York Stock Exchange on December 31, 1997 ($17.31), none of the unexercised options were in the money.

Employment Agreements

    Messrs. Bamba and Chou have entered into employment agreements with Nu Skin Japan and Nu Skin Taiwan, respectively. Under these agreements, these individuals are paid an annual salary and receive various other benefits. These individuals are also entitled to participate in a cash bonus long-term incentive plan.

    Mr. Bamba is employed as the President of Nu Skin Japan at a 1998 annual salary of approximately $341,000. This salary is subject to annual review. Under the terms of his employment agreement, Mr. Bamba is entitled to reimbursement of business-related expenses, the use of an automobile provided by Nu Skin Japan, and participation in any retirement plan offered by Nu Skin Japan. Mr. Bamba also has the right under his employment agreement to have Nu Skin Japan purchase a country club membership and pay related dues, although he has not exercised this right. Mr. Bamba is also provided with a private insurance plan paid for by Nu Skin Japan provided the premium for such private insurance plan does not exceed (Y)300,000 per year. Under his employment agreement, Mr. Bamba has agreed to certain confidentiality obligations. The term of Mr. Bamba's employment is indefinite, subject to termination by Mr. Bamba or Nu Skin Japan upon three months' notice.

     Mr. Chou is employed as the President of Nu Skin Taiwan at a 1998 annual salary of approximately $300,000. Under the terms of his employment agreement, Mr. Chou received a personal loan in the amount of $1 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under the Bonus

Incentive Plan per year against the loan balance. If less than $100,000 is earned under the Bonus Incentive Plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any loan balance will be forgiven. Under the terms of his employment agreement, Mr. Chou is also entitled to health insurance paid for in part by Nu Skin Taiwan. Nu Skin Taiwan also provides Mr. Chou with a monthly car allowance. The term of Mr. Chou's employment agreement currently extends until August 2002. Under his employment agreement, Mr. Chou has agreed to certain confidentiality and non-competition obligations.

Bonus Incentive Plan

    The Company has adopted a bonus incentive plan for the Presidents of certain of the Subsidiaries. Under the current bonus incentive plan, Messrs. Bamba and Chou are entitled to receive an annual cash bonus based upon the prior year's operating results of the Subsidiary for which they are responsible. Participants in this bonus incentive plan are able to receive a bonus equal to 100% of their respective salaries, conditioned on meeting certain performance criteria and subject to cash availability and approval of the Board of Directors of the Company. One half of this bonus is payable by February 15 of the year following the year in which the bonus is earned and the remaining one half is deferred and vests ratably over 10 years or at age 65, whichever occurs first. The Company has not adopted a formal bonus plan for executives of the Company. The Company has, from time to time, paid discretionary cash bonuses to executives based on market and individual performance.

                          COMPENSATION COMMITTEE REPORT

    Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this Proxy Statement, in whole or in part, the following Compensation Committee Report and the performance graph appearing herein shall not be deemed to be incorporated by reference into any such future filings.

    This Compensation Committee Report discusses the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its Chief Executive Officer, Steven J. Lund, during the fiscal year ended December 31, 1997.

     Compensation Policy. The Company's policy with respect to executive compensation has been designed to:

    o Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

    o Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of the Company; and

    o Align the interests of the executive officers with those of the Company's stockholders with respect to short-term operating goals and long-term increases in the price of the Company's Common Stock.

    The components of compensation paid to certain executive officers consist of
(a) base salary, (b) incentive compensation in the form of discretionary annual bonus payments, annual bonus payments and other awards made by the Company (through the Compensation Committee) under the Company's bonus incentive plan for the Presidents of certain Subsidiaries and the Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan, respectively, and (c) certain other benefits provided to the Company's executive officers. The Compensation Committee has been responsible for reviewing and approving cash compensation paid by the Company to its executive officers and members of the Company's senior management team, including bonuses and awards made under the aforementioned incentive plans, selecting the individuals who will receive such bonuses and awards and determining the timing, pricing and amount of all such bonuses and awards granted.

    As described above, the Company has adopted a bonus incentive plan for the Presidents of certain of the Subsidiaries. The Company has not yet adopted a formal bonus incentive plan for other executive officers. During 1997, bonuses made to executive officers other than the Presidents of certain Subsidiaries were discretionary and based on achievement of business targets and objectives. The Company believes its incentive compensation plan for the Presidents of certain Subsidiaries rewards those individuals when the Company and its stockholders have benefited from achieving the Company's goals and targeted objectives, all of which the Compensation Committee feels will dictate, in large part, the Company's future operating results. The Compensation Committee believes that its policy of compensating certain of its executive officers with incentive-based compensation fairly and adequately compensates those individuals in relation to their responsibilities, capabilities and contribution to the Company, and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry. In 1997, the Compensation Committee engaged the consulting firm of Towers Perrin to review and evaluate the compensation and incentive plans for the Company's executive officers. Certain of the recommendations made by Towers Perrin have been implemented and certain recommendations are still being considered by the Compensation Committee.

    Components of Compensation. The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company's performance, are discussed below:

    Base Salary. For the fiscal year ended December 31, 1997, the Compensation Committee reviewed and approved the base salary paid by the Company to its executive officers and the Presidents of certain Subsidiaries. Annual adjustments to base salaries are determined based upon a number of factors, including the Company's performance (to the extent such performance can fairly be attributed or related to each executive's officer's performance), as well as the nature of each executive officer's responsibilities, capabilities and contributions. In addition, for the fiscal year ended December 31, 1997, the Compensation Committee reviewed the base salaries of its executive officers in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for the Company's executive officers have been reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry.

    Incentive Compensation. As discussed above, a substantial portion of the compensation paid to the Presidents of certain of the Subsidiaries is in the form of incentive compensation designed to reward the achievement of operating goals. Under the terms of the bonus incentive plan for the Presidents of the Subsidiaries and the Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan, the Board of Directors and the Compensation Committee have authority, within the terms of such plans, to select the executive officers and employees who will be granted bonuses and other awards and to determine the timing, pricing and amount of any such bonuses or awards.

    Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

    Compensation of the Chief Executive Officer. Steven J. Lund, the Company's President and Chief Executive Officer also served during 1997 as Executive Vice President of NSI and an officer of certain other Subsidiaries. During 1998, Mr. Lund will continue to be an executive officer of Nu Skin USA, Inc., an affiliate of the Company, and a portion of his compensation will be paid by that entity and certain of its affiliates. During 1997, Mr. Lund received a portion of his cash compensation from NSI. The amounts set forth in the table above reflect that portion of Mr. Lund's salary and bonus which is allocated to the Company based on the relative amount of time spent on the Company's affairs in 1997.

    Conclusion. The Compensation Committee believes that the concepts discussed above further the stockholders' interests and that officer compensation encourages responsible management of the Company. The Compensation Committee regularly considers the effect of management compensation on stockholder interests. In the past, the Board of Directors based its review in part on the experience of its own members and on information requested from management personnel. In 1997, the Compensation Committee sought input from Towers Perrin, an executive compensation and benefits firm regarding the Company's compensation policies and strategies. In the future, these factors, reports of the Compensation Committee and discussions with and information compiled by various independent consultants retained by the Company will be used in determining officer compensation.

                                            COMPENSATION COMMITTEE OF THE
                                            BOARD OF DIRECTORS

                                            Keith R. Halls
                                            Max L. Pinegar
                                            Paula Hawkins
                                            Daniel W. Campbell

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Keith R. Halls, Daniel W. Campbell, Paula Hawkins and Max L. Pinegar. Mr. Halls is also the Secretary of the Company. Mr. Halls has entered into a Stockholders Agreement with the
Company and certain other stockholders of the Company. See "Certain Relationships and Transactions--Stockholders Agreement." During fiscal 1997, Mr. Halls was an executive officer, director and stockholder of NSI, and is now an executive officer, director and stockholder of Nu Skin USA, Inc. and various other affiliates of the Company. During fiscal 1997, Mr. Pinegar was an employee of NSI. Several members of the Company's Board of Directors were also directors of NSI and have set compensation for certain executive officers of the Company who have been or will
                                      -14-
continue to be executive officers of NSI, Nu Skin USA, Inc. or certain of their affiliates. See "Certain Relationships and Transactions--Acquisition of NSI," "--Operating, License and Distribution Agreements; Certain Effects of the NSI Acquisition," "Proposal 3--Approval of Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock" and "Interests of Certain Persons in the Proposals."

                             STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from November 22, 1996 (the date of the Company's initial public offering) through December 31, 1997. The graph assumes that $100 is invested in each of the Class A Common Stock, the S&P 500 Index and the index of publicly traded peers on November 22, 1996 and that all dividends were reinvested. The publicly traded companies in the peer group are Amway Asia Pacific, Ltd., Amway Japan, Ltd., Tupperware Corporation, Revlon, Inc. and Avon Products.

                COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
                        AMONG NU SKIN ASIA PACIFIC, INC.,
                           PEER GROUP AND BROAD MARKET

                                [GRAPHIC OMITTED]





   Measurement Period      Company      S&P 500 Index          Peer Group Index
   ------------------      -------      -------------          ----------------
   November 22, 1996       $100.00             $100.00              $100.00
   December 31, 1996        107.39               98.02                99.03
   December 31, 1997         63.48              130.72                75.48

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

S Corporation Distribution

    On November 20, 1996, the stockholders of certain of the Subsidiaries contributed their shares of capital stock to the capital of the Company in a transaction intended to qualify under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), in exchange for shares of Class B Common Stock (the "Reorganization"). Prior to the Reorganization, each such Subsidiary elected to be treated as an "S" corporation under Subchapter S of the Code and comparable state tax laws. On November 19, 1996, the S corporation status of such Subsidiaries was terminated (the "S Termination Date"). Prior to the S Termination Date, the Company declared a distribution to the then existing stockholders of the Company (the "Original Stockholders") that included all of such Subsidiaries' previously earned and undistributed S corporation earnings through the S Termination Date (the "S Corporation Distribution"). As of the date of the Reorganization, such Subsidiaries' aggregate undistributed taxable S corporation earnings were $86.5 million. The S Corporation Distribution was distributed in the form of promissory notes bearing interest at 6% per annum (the "S Distribution Notes"). On April 4, 1997, the Company paid the outstanding S Distribution Notes balances together with the related interest expense due. The Original Stockholders, which include Messrs. Blake M. Roney, Steven J. Lund and Keith R. Halls, who during 1997 served and continue to serve as officers and directors of the Company, were the holders of the S Distribution Notes.

Control By Original Stockholders

    As of March __, 1998, approximately ____% of the combined voting power of the outstanding shares of Common Stock was held by the Original Stockholders and certain of their affiliates. Consequently, as of such date, the Original Stockholders and certain of their affiliates have the ability, acting in concert, to elect all directors of the Company and approve any action requiring approval by a majority of the stockholders of the Company.

Acquisition of NSI

    On March __, 1998, the Company acquired all of the capital stock of NSI and certain affiliates of NSI (collectively, the "Acquired Entities") from the then stockholders of the Acquired Entities (the "NSI Stockholders") pursuant to a Stock Acquisition Agreement, dated as of ____, 1998 (the "Acquisition Agreement"), between the Company and the NSI Stockholders (the "NSI Acquisition"). The consideration paid by the Company to the NSI Stockholders consisted of _________ shares of Series A Preferred Stock, the assumption of the Acquired Entities' S Distribution Notes (as defined below) payable to the NSI Stockholders in the amount of approximately $_____ and, contingent upon NSI and the Company meeting certain earnings growth targets, up to $25 million in cash per year over the next four years. The Company agreed that in the event the Acquired Entities' S Distribution Notes did not exceed $180 million, the Company would pay each NSI Stockholder in cash or in the form of promissory notes the difference between (i) $180 million and (ii) the aggregate principal amount of the Acquired Entities' S Distribution Notes multiplied by each stockholder's proportional ownership interest in the shares of NSI.

    Several of the NSI Stockholders were at the time of the NSI Acquisition and continue to be significant holders of the Class A Common Stock and, collectively, the NSI Stockholders and their affiliates owned beneficially at the time of the NSI Acquisition and continue to own beneficially all of the outstanding shares of the Class B Common Stock. In addition, several of the NSI Stockholders were directors and/or executive officers of the Company at the time of the NSI Acquisition and continue to hold such positions. The following table sets forth the percentage of the total consideration received or to be received by the NSI Stockholders in the NSI Acquisition for each of the NSI Stockholders who is (i) a person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock as of _____, 1998 (a "5% Stockholder"), (ii) a director of the Company or (iii) a Named Officer.


                                                                  Percentage of
                                                                 NSI Acquisition
  NSI Stockholder          Relationship With the Company          Consideration
-------------------   ----------------------------------------   ---------------
Blake M. Roney        Chairman of the Board and 5% Stockholder
Steven J. Lund        President, Chief Executive Officer,
                      Director and 5% Stockholder
Nedra D. Roney        5% Stockholder
Sandra N. Tillotson   Director and 5% Stockholder
Craig S. Tillotson    5% Stockholder
R. Craig Bryson       5% Stockholder
Brooke B. Roney       Director
Keith R. Halls        Director

    Effective as of December 31, 1997 and in contemplation of the NSI Acquisition, NSI contributed certain assets relating to the right to distribute NSI products in the United States to Nu Skin USA, Inc. ("Nu Skin USA"), a newly created corporation wholly owned by the NSI Stockholders, in exchange for all of the common stock of Nu Skin USA, and NSI distributed such common stock to the NSI Stockholders. In addition, effective as of December 31, 1997, NSI and the other Acquired Entities declared distributions to their then existing stockholders (consisting solely of the NSI Stockholders) that included all of such Acquired Entities' previously earned and undistributed S corporation earnings through such date and further earnings from January 1, 1998 through the closing date of the transaction (the "Acquired Entities S Corporation Distribution"). As of December 31, 1997, such Acquired Entities' aggregate undistributed S corporation earnings were approximately $___ million. The Acquired Entities' S Corporation Distribution was distributed in the form of promissory notes due ________ and bearing interest at ___% per annum (the "Acquired Entities' S Distribution Notes"). The Acquired Entities' S Corporation Distribution Notes are held entirely by the NSI Stockholders. As discussed above, the obligation to repay the S Distribution Notes to the NSI Stockholders was assumed by the Company in connection with the NSI Acquisition.

    The Acquired Entities consist of NSI, Nu Skin International Management Group, Inc. and the NSI affiliates operating in Europe, Australia and New Zealand, including Nu Skin Europe, Inc., Nu Skin U.K., Inc., Nu Skin U.K. Ltd., Nu Skin Belgium, Inc., Nu Skin Belgium, N.V., Nu Skin France, Inc., Nu Skin France, SARL, Nu Skin Germany, Inc., Nu Skin Germany, GmbH, Nu Skin Italy, Inc., Nu Skin Italy, (SRL), Nu Skin Spain, Inc., Nu Skin Spain, S.L., Nu Skin Netherlands, Inc., Nu Skin Netherlands, B.V., Nu Skin Personal Care Australia, Inc., Nu Skin New Zealand, Inc., Nu Skin Brazil, Inc., Nu Skin Brazil, Ltda., Nu Skin Argentina, Inc., Nu Skin Chile, Inc., Nu Skin Chile, S.A., Nu Skin Poland Spa., Nu Skin Poland, Inc., and Cedar Meadows, L.C. The NSI Stockholders continue to own as private entities the NSI affiliates operating in the United States, Canada, Mexico, Guatemala and Puerto Rico, including Nu Skin USA, Inc., Nu Skin Canada, Inc., Nu Skin Mexico, Inc., Nu Skin Mexico S.A. de C.V., Nu Skin Guatemala, Inc., Nu Skin Guatemala, S.A., Nu Skin Puerto Rico, Inc., and Big Planet, Inc. (collectively, the "Retained Entities").

    The following chart illustrates the organizational structure of the Company and the Retained Entities immediately after the NSI Acquisition.


                                [GRAPHIC OMITTED]


Operating, License and Distribution Agreements; Certain Effects of the NSI Acquisition

    Prior to the NSI Acquisition. Prior to the NSI Acquisition, NSI licensed to the Company, through the Asian Subsidiaries, rights to distribute NSI products and to use certain NSI property in the Company's markets. NSIMG, an NSI affiliate, provided management support services to the Company and the Asian Subsidiaries, pursuant to distribution, trademark/tradename license, licensing and sales, and management services agreements with the Asian Subsidiaries (collectively, the "Operating Agreements"). Virtually all of the products sold by the Company were purchased from NSI pursuant to distribution agreements. The Company also manufactures itself, or through third-party manufacturers, certain products and commercial materials which it then sold using NSI trademarks or tradenames licensed under trademark/tradename license agreements. In addition, the Company did not have its own sales or distribution network but licensed the right to use NSI's distribution network and global distributor compensation plan pursuant to licensing and sales agreements. NSIMG also provided a broad range of management, administrative and technical support to the Company pursuant to management services agreements.

    During the fiscal year ended December 31, 1997, NSI and NSIMG charged the Company approximately $241.0 million and $7.3 million, respectively, for goods and services provided to the Company under the Operating Agreements.

    The Operating Agreements were approved by the original Board of Directors of the Company, which was composed entirely of officers and shareholders of NSI. In addition, two of the executive officers of the Company, including the Chief Executive Officer, were also executive officers of NSI through the date of the NSI Acquisition. During 1997 and through the date of the NSI Acquisition, a portion of such officers' time was spent on the affairs of NSI, for which they received compensation from NSI, in addition to amounts received from the Company for services to the Company.

    During 1997, Nu Skin Japan paid NSI a royalty of 8% of the revenue from sales of products manufactured by a third party manufacturer under a license agreement between Nu Skin Japan and NSI. In the fiscal year ended December 31, 1997, Nu Skin Japan paid NSI $3.7 million in royalties under this agreement.

    During 1997, pursuant to wholesale distribution agreements, Nu Skin Hong Kong distributed certain NSI products to Nu Skin Personal Care Australia, Inc. and Nu Skin New Zealand, Inc., affiliates of NSI. Pursuant to these agreements, Nu Skin Hong Kong was paid approximately $4.3 million in 1997 by Nu Skin Personal Care Australia, Inc. and Nu Skin New Zealand, Inc.

    Concurrently with the Company's initial public offering, the Company purchased from NSI for $25 million, the exclusive rights to distribute NSI products in Thailand, Indonesia, Malaysia, the Philippines, the People's Republic of China, Singapore and Vietnam. As of February 1, 1998, the Company had paid all of this amount. Following the NSI Acquisition, the Company, through its Subsidiary, NSI, will license to Nu Skin USA, Inc. and other affiliates operating in Canada, Mexico, Puerto Rico and Guatemala, rights to distribute Nu Skin products and to use certain intellectual property. NSIMG, a wholly-owned subsidiary of the Company, will provide management support services to the Retained Entities. Virtually all of the products sold by the Retained Entities will be purchased from the Company.

    Certain Effects of the NSI Acquisition. Through its acquisition of NSI, the Company has obtained ownership and control of the Nu Skin trademarks/tradenames, the Nu Skin Global Compensation Plan, distributor lists and related intellectual property and know-how (collectively, the "Intellectual Property"). The Company, through NSI, will continue to license the Intellectual Property and, through NSIMG, will continue to provide management support services to the Acquired
Entities on substantially the same terms as existed prior to the NSI Acquisition. In connection with the NSI Acquisition, the Company, through NSI and NSIMG, has entered into a new agreement with Nu Skin USA, Inc. and revised agreements with the other Retained Entities on terms similar to its agreements with the Acquired Entities pursuant to which NSI licenses the Intellectual Property and the exclusive right to sell Nu Skin personal care and nutritional products in the United States, Canada, Mexico, Guatemala and Puerto Rico to the Retained Entities and NSIMG provides management support services to the Retained Entities. Through its acquisition of NSI, the Company also acquired the rights to future markets worldwide. Stockholders Partnership

     R. Craig Bryson and Craig S. Tillotson are major stockholders of the Company and have been NSI distributors since 1984. Messrs. Bryson and Tillotson are partners in an entity (the "Partnership") which receives substantial commissions from NSI, including commissions on sales generated within the Company's markets. For the fiscal year ended December 31, 1997, total commissions paid to the Partnership on sales originating in the Company's then open markets (Japan, Taiwan, Hong Kong, South Korea and Thailand) were approximately $1.1 million. By agreement, NSI pays commissions to the Partnership at the highest level of commissions available to distributors. Management believes that this arrangement allows Messrs. Bryson and Tillotson the flexibility of using their expertise and reputations in network marketing circles to sponsor, motivate and train distributors to benefit NSI's distributor force generally, without having to focus solely on their own organizations.

Stockholders Agreement

    The Original Stockholders entered into a stockholders agreement with the Company (the "Original Stockholders Agreement") immediately prior to the initial public offering of the Company's Class A Common Stock in November 1996. Pursuant to the Original Stockholders Agreement and in order to ensure the qualification of the Reorganization under Section 351 of the Code, the Original Stockholders agreed not to transfer any shares through November 28, 1997 without the consent of the Company except for certain transfers relating to the funding of the Distributor Options and the grant of employee stock bonus awards.

    Effective as of November 28, 1997, the Original Stockholders entered into an amended and restated stockholders agreement with the Company (the "Stockholders Agreement"). As of March ___, 1998, the Original Stockholders and certain of their affiliates beneficially owned shares having approximately ___% of the combined voting power of the outstanding shares of Common Stock. The Original Stockholders agreed not to transfer any shares they own through November 28, 1998 (the "Initial Lock-up Period") without the consent of the Company except for certain transfers relating to the funding of Distributor Options and the grant of employee stock bonus awards. However, the NSI Acquisition has effected an automatic extension of the lock-up period until one year following the closing date of the NSI Acquisition (the "Extended Lock-up Period").

    For one year following the last to expire of (i) the Initial Lock-up Period, and (ii) the Extended Lock-up Period (the "Restricted Resale Period"), all sales of Shares in a public resale pursuant to Rule 144 or any other exempt transaction under the Securities Act, shall not exceed in any calendar quarter an amount determined by multiplying (x) a percentage determined for each Original Stockholder in accordance with each Original Stockholder's pro-rata ownership percentage in the Company by (y) the average weekly trading volume for the Company's Class A Common Stock on the New York Stock Exchange during the calendar quarter immediately preceding any transfer permitted during the Restricted Resale Period (the "Rule 144 Allotment"). In no event, however, shall any Stockholder's Rule 144 Allotment be less than 20,000 shares per calendar quarter with the exception of certain of the Original Stockholders' controlled entities identified in the Stockholders Agreement whose Rule 144 Allotment for any calendar quarter shall be equal to 5% of the shares held by such Original Stockholder on the date of the Stockholders Agreement. The Original Stockholders have been granted registration rights by the Company permitting each such Original Stockholder to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Original Stockholder has sold a specified value of shares of Class A Common Stock.

Certain Loans

     As part of his employment agreement, the Company loaned Mr. Chou $1 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under the Bonus Incentive Plan per year against the loan balance. If less than $100,000 is earned under the Bonus Incentive Plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any loan balance will be forgiven. See "Executive Compensation--Employment Agreements."

    On December 10, 1997, the Company loaned $5 million (the "Original Principal Amount") to Nedra D. Roney. This loan is secured by a pledge by Ms. Roney of three hundred forty-nine thousand four hundred six (349,406) shares of Class B Common Stock. The loan is payable on demand with interest on the Original Principal Amount at the statutory rate on the date of the loan as set forth under the Internal Revenue Code of 1986, as amended. This loan was made in connection with Ms. Roney's entering into the Stockholders Agreement, as amended.

Repurchase of Class B Common Stock

On December 10, 1997, the Company repurchased in a series of private transactions a total of 1,067,529 shares of Class B Common Stock from certain of the Original Stockholders as follows: 281,615 shares from Kirk V. Roney; 281,614 shares from Melanie K. Roney; 214,286 shares from Rick A. Roney; 214,286 shares from Burke F. Roney; 20,964 shares from Park R. Roney and 54,764 shares from The MAR Trust. The Company purchased all of such shares for $14.31 per share, a purchase price based on seventy percent (70% ) of the December 9, 1997 closing price of the Company's Class A Common Stock as reported on the New York Stock Exchange. These shares were repurchased in connection with the execution by such Original Stockholders of the Stockholders Agreement and converted to Class A Common Stock upon purchase by the Company

                  INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

    The NSI Stockholders own beneficially all of the shares of Series A Preferred Stock for which stockholder approval is being sought to convert such shares into shares of Class A Common Stock. See "Proposal 3--Approval of Class A Common Stock Issuable upon Conversion of Series A Preferred Stock" and "Security Ownership of Certain Beneficial Owners and Management." Several of the NSI Stockholders are significant holders of the Class A Common Stock and, collectively, the NSI Stockholders and their affiliates own beneficially all of the outstanding shares of the Class B Common Stock. In addition, several of the NSI Stockholders are directors and/or officers of the Company. See "Certain Relationships and Transactions."

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1997 the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that each of Messrs. Bamba, Chou, Lindley, Patch, and Smith did not timely report on Form 5 the grant of stock bonus awards made in 1996 and Mr. Pace filed a late Form 3 in connection with his commencement of employment with the Company.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

    Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of eleven directors, with the number being designated by the Board of Directors. During 1997, Max E. Esplin and Kirk
V. Roney resigned as members of the Board of Directors, and the resulting vacancies were not filled. As a result of these vacancies, the board of Directors has currently fixed the authorized number of directors at nine.

    Each of the nine nominees for election to the Board of Directors is currently serving as a director of the Company and was elected to his or her present term of office by the stockholders of the Company. Set forth below are the names of the nine nominees for election as directors of the Company. For a description of the backgrounds of the nominees, see "Directors and Executive Officers of the Company." Each of the nominees first became a director of the Company in the year set forth in his or her background description herein and has continually served as a director of the Company since that date.

                                            Blake M. Roney
                                            Steven J. Lund
                                            Keith R. Halls
                                            Sandra N. Tillotson
                                            Brooke B. Roney
                                            Max L. Pinegar
                                            E.J. "Jake" Garn
                                            Paula Hawkins
                                            Daniel W. Campbell

Vote and Recommendation

    Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nine nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NINE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

                                   PROPOSAL 2
                        ADOPTION OF THE AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION

    The Board of Directors of the Company has unanimously adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation, which will change the name of the Company to Nu Skin Enterprises, Inc. A copy of the amendment to the Certificate of Incorporation is set forth in Appendix "A" to this Proxy Statement. The stockholders are asked to approve this amendment to the Certificate of Incorporation.

    Subsequent to the NSI Acquisition, the Company's business encompasses not only the Asia-Pacific region, but also Europe, South America, Australia and New Zealand. Accordingly, the Board of Directors believes that it is in the Company's best interest to change the Company's name to a name which more appropriately reflects the current global businesses and operations of the Company.

Vote and Recommendation

    The affirmative vote of a majority of the voting power of the outstanding shares of the Company's Common Stock present and entitled to vote, either in person or by proxy, at the Annual Meeting is required to approve the proposed amendment to the Certificate of Incorporation. Abstentions as to this Proposal 2 will have the same effect as votes against Proposal 2. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked Proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

    THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 3
                    APPROVAL OF CLASS A COMMON STOCK ISSUABLE
                   UPON CONVERSION OF SERIES A PREFERRED STOCK

    On March __, 1998, the Company issued _________ shares of Series A Preferred Stock to the NSI Stockholders as partial consideration for the NSI Acquisition. See "Certain Relationships and Transactions--The NSI Acquisition" and "--Operating, License and Distribution Agreements; Certain Effects of the NSI Acquisition." Several of the NSI Stockholders were at the time of the NSI Acquisition and continue to be directors of the Company, executive officers of the Company and/or the beneficial owners of more than 5% of the voting power outstanding and more than 5% of the number of outstanding shares of the Company's Common Stock. See "Certain Relationships and Related Transactions --NSI Acquisition" and "Interest of Certain Persons in Matters to be Voted Upon." Because of these relationships, Rule 312.03(b) of the New York Stock Exchange requires stockholder approval be obtained prior to the issuance to the NSI Stockholders of Class A Common Stock in exchange for the Series A Preferred Stock. The Certificate of Designation setting forth the terms of the Series A Preferred Stock (the "Certificate of Designation") provides that the Series A Preferred Stock cannot be converted into Class A Common Stock until the holders of Common Stock approve such issuance of Class A Common Stock upon conversion of the Series A Preferred Stock or the requirements of the New York Stock Exchange are otherwise satisfied to permit conversion thereof. Accordingly, Proposal 3 asks the holders of Common Stock to approve the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock.

Vote and Recommendation

    The affirmative vote of a majority of the voting power of the outstanding shares of the Company's Common Stock present and entitled to vote, either in person or by proxy, at the Annual Meeting is required to approve Proposal 3, provided that the total votes cast represent more than 50% in interest of all shares of Common Stock entitled to vote on Proposal 3. Abstentions as to this Proposal 3 will have the same effect as votes against Proposal 3. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of

Proposal 3 and will not be counted as votes for or against Proposal 3. Properly executed, unrevoked Proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

    THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF UP TO __________ SHARES OF CLASS A COMMON STOCK UPON CONVERSION OF THE SERIES A PREFERRED STOCK.

Certain Terms of the Series A Preferred Stock

    Dividends. Prior to September 30, 1998, the holders of the Series A Preferred Stock will share equally in any dividends declared, paid or set apart for payment on the Common Stock or any other class or series of stock of the Company ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock. At any time after September 30, 1998, if the holders of Common Stock do not approve Proposal 3 and the requirements of the New York Stock Exchange are not otherwise satisfied to permit conversion of the Series A Preferred Stock to Class A Common Stock on or before such date, the holders of the Series A Preferred Stock will be entitled to cash dividends after that date at the rate of $____ per share per annum (the "Cumulative Dividends"). These Cumulative Dividends must be paid in full before any dividends can be paid on securities ranking junior to the Series A Preferred Stock (including the Common Stock). The Cumulative Dividends will be payable in quarterly installments on each March 31, June 30, September 30 and December 31, commencing December 31, 1998. The Cumulative Dividends will accrue (whether or not declared) from September 30, 1998 and accrued Cumulative Dividends will accumulate to the extent not paid in a quarterly dividend period.

    Liquidation Preference. The Series A Preferred Stock has a liquidation preference of $____ per share (the "Preference Value"). Upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock are entitled to the Preference Value per share of the Series A Preferred Stock plus any accrued and unpaid dividends on the Series A Preferred Stock (collectively, the "Series A Liquidation Preference") prior to any payment being made to holders of the Common Stock or any stock of the Company junior to the Series A Preferred Stock. In the event there are sufficient assets to pay the full Series A Liquidation Preference, any remaining assets will first be distributed to the holders of the Common Stock in a total amount equal to the Series A Liquidation Preference and will thereafter be distributed to the holders of the Common Stock and the holders of the Series A Preferred Stock pro rata based on the number of shares held by each holder. The sale of all or substantially all of the assets of the Company or the consolidation or merger of the Company with another entity is deemed to be a liquidation, dissolution or winding up of the Company for purposes of the Series A Liquidation Preference.

    Optional Redemption by the Company. As noted above, the Series A Preferred Stock may be redeemed by the Company at its option in whole, but not in part, at any time after September 30, 1998, if the stockholders do not approve Proposal 3 or the requirements of the New York Stock Exchange are not otherwise satisfied to permit conversion of the Series A Preferred Stock to Class A Common Stock on or before such date. If these redemption provisions were triggered, the redemption price per share would be equal to the lesser of (i) $______ or (ii) 60% of average of the last sales prices per share of the Class A Common Stock of the Company on the New York Stock Exchange for the 20 consecutive trading days ending September 25, 1998. The redemption price would be payable 25% in cash on the redemption date and the remaining 75% in promissory notes. The principal on the promissory notes would be payable in three equal annual installments on the anniversary of the redemption date in each of the next three succeeding years, with interest on the unpaid principal balance payable at a rate per annum equal to the short term applicable federal rate as defined in the Internal Revenue Code of 1986, as amended.

    Voting Rights. Holders of Series A Preferred Stock generally have no voting rights. However, a vote or consent of 66 2/3% of the outstanding Series A Preferred Stock is required in order for the Company to issue any class or series of stock ranking prior to or on a parity with the Series A Preferred Stock with respect to dividends or distribution of assets upon liquidation or for the Company to amend its Certificate of Incorporation so as to materially and adversely affect the rights and preferences of the Series A Preferred Stock. In addition, holders of Series A Preferred Stock will have the right to elect two new members of the Board of Directors if the right to receive Cumulative Dividends has been triggered and such Cumulative Dividends are in arrears in an amount equal to or greater than six quarterly Cumulative Dividends.

    Automatic Conversion. Upon approval of this Proposal 3 by the holders of Common Stock, the outstanding shares of Series A Preferred Stock will be automatically converted into Class A Common Stock at the Conversion Ratio (as defined in the Certificate of Designation) then in effect. The Conversion Ratio is initially one share of Class A Common Stock per share of Series A Preferred Stock, and is subject to adjustment for dilutive issuances of securities.

Certain Effects of the Conversion of the Series A Preferred Stock

    If the Series A Preferred Stock is converted into Class A Common Stock, ______ shares of Class A Common Stock would be issued, increasing the outstanding shares of Class A Common Stock to _________. The impact of the conversion on the ownership interests of management of the Company and certain beneficial owners of the Company's Common Stock is set forth under "Security Ownership of Certain Beneficial Owners and Management." The following table illustrates the pro forma effect of the issuance of the shares of Class A Common Stock on the financial position and results of operations of the Company for the three months and the year ended December 31, 1997 as if the shares of Class A Common Stock were issued and outstanding at the beginning of the quarter and the year, respectively, as compared to the actual results of the same periods.


                                 Three Months Ended            Year Ended
                                  December 31, 1997         December 31, 1997
                                 -------------------       -------------------
                                 Actual    Pro-Forma       Actual    Pro-Forma
                                 ------    ---------       ------    ---------
Net Income                       $         $               $         $
Basic Earnings Per Share         $         $               $         $
Diluted Earnings Per Share       $         $               $         $
Series A Preferred Stock         $         $               $         $
Stockholders' Equity             $         $               $         $

Right to Redeem the Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock

    If the holders of Common Stock approve this Proposal 3, the Company will have the right to redeem the Class A Common Stock issued upon conversion of the Series A Preferred Stock pursuant to the Acquisition Agreement. Subject to the limitations described below, the prices for such redemption will initially be $___ per share and will increase on each anniversary date of the issuance as follows:

          Date                                    Redemption Price
          ----                                    ----------------
          Issuance                                  $
          First Anniversary
          Second Anniversary
          Third Anniversary
          Fourth Anniversary
          Fifth Anniversary

The redemption right expires on the sixth anniversary of the issuance of the Class A Common Stock upon conversion of the Series A Preferred Stock. In order for the redemption right to be exercised, the redemption price must be no more than [100]% of the average of the last sales prices per share of the Class A Common Stock of the Company on the New York Stock Exchange for the 20 consecutive trading days ending on the date of the redemption. In addition, in order for such redemption right to be exercised, at least two-thirds (2/3) of the independent members of the Company's Board of Directors must approve the redemption after consideration of relevant alternate cash investments available to the Company at that time.

Reasons for Seeking Stockholder Approval

    The _______ shares of Series A Preferred Stock outstanding represent only a small percentage of the total outstanding shares of capital stock of the Company. The Board of Directors wishes to eliminate the administrative inconvenience to the Company of maintaining a small class of preferred stock in addition to the Common Stock.

    The Certificate of Designation and Delaware law further provide that the holders of the Series A Preferred Stock will vote as a class on certain amendments to the Certificate of Incorporation and certain further issuances of preferred stock. The Board of Directors wishes to remove the ability of the holders of the Series A Preferred Stock to block such an amendment or issuance which is supported by the Board of Directors and the holders of the Common Stock.

    If the holders of Common Stock do not approve Proposal 3, and the requirements of the New York Stock Exchange are not otherwise satisfied on or before September 30, 1998, the holders of the Series A Preferred Stock will also be entitled to cash dividends when, as and if declared by the Board of Directors from and after that date at the rate of $____ per share per annum. The Board of Directors believes that it is in the best interest of the Company to have the flexibility to choose whether to retain earnings for the continued growth and development of its business or to distribute earnings through cash dividends. Furthermore, although the Company does not currently pay any dividends on its Common Stock, and has no intention at the present time to do so, in the event that the Company were to elect to pay dividends on its Common Stock, its ability to pay such dividends would be limited by its obligation to first pay any accrued but unpaid Cumulative Dividends on the Series A Preferred Stock. Such limitation could adversely effect the Common Stock holders in the event the Company had insufficient liquidity to both pay such Cumulative Dividends and the dividend on the Common Stock.

    In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are also entitled to receive the Series A Liquidation Preference prior to the distribution of any assets to the Common Stock holders. After the Series A Liquidation Preference is paid to the Series A Preferred Stock holders, the Common Stock holders would receive an equal amount (the "Common Liquidation Preference"), and then any additional assets will be distributed pro rata among the Common and Series APreferred Stock holders. Any distribution of assets to the Common Stock holders in the event of such a liquidation, dissolution or winding up will therefore be reduced by the amount of the Series A Liquidation Preference and any distribution of assets beyond the amount necessary to pay the Series A Liquidation Preference and the Common Liquidation Preference will have to be shared by the holders of Common Stock with the holders of Series A Preferred Stock. In addition, because the sale of all or substantially all of the assets of the Company or the consolidation or merger of the Company with another entity is deemed to be a liquidation, dissolution or winding up of the Company for purposes of the Series A
Liquidation Preference, this may have the effect of limiting the Company's ability to merge with other entities or to reorganize. The Board of Directors believes that it is in the best interest of the Common Stock holders to remove the limiting effect the Series A Preferred Stock may have on such transactions.

    For the reasons set forth above, the Board of Directors believes that it is in the best interests of the Company and its stockholders to convert the outstanding Series A Preferred Stock into Class A Common Stock.

                                   PROPOSAL 4
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of Price Waterhouse LLP, the Company's independent auditors for the fiscal year ended December 31, 1997, was selected by the Board of Directors of the Company to act in the same capacity for the fiscal year ending December 31, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

Vote and Recommendation

    The affirmative vote of a majority of the voting power of the outstanding shares of the Company's Common Stock present and entitled to vote, either in person or by proxy, at the Annual Meeting is required to ratify the selection of the Company's independent auditors. Abstentions as to this Proposal 4 will have the same effect as votes against Proposal 4. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 4 and will not be counted as votes for or against Proposal 4. Properly executed, unrevoked Proxies will be voted FOR Proposal 4 unless a vote against Proposal 4 or abstention is specifically indicated in the proxy.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE COMPANY'S INDEPENDENT AUDITORS.

                                  OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment of postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment acting together or separately.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    All proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, by December ____, 1998 if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting.

                          ANNUAL REPORT TO STOCKHOLDERS

    The Annual Report to Stockholders concerning the operation of the Company for the fiscal year ending December 31, 1997, including financial statements, is enclosed herewith.

               ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, without exhibits may be obtained by stockholders without charge by written request to Charles N. Allen, Nu Skin Asia Pacific, Inc., 75 West Center Street, Provo, Utah 84601. Exhibits will be provided upon written request and payment of an appropriate processing fee.

                                         By Order of the Board of Directors,



                                         BLAKE M. RONEY
                                         Chairman of the Board

DATED:  March ___, 1998

                                   APPENDIX A
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     Nu Skin Asia Pacific, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That the Board of Directors of Nu Skin Asia Pacific, Inc. duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the corporation, declaring the proposed amendment to be advisable and in the best interest of the corporation and its stockholders, and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Paragraph 1. of the Certificate of Incorporation of the Company is hereby amended, subject to stockholder approval, to read in its entirety as follows:

     "1. The name of the corporation is Nu Skin Enterprises, Inc. (the "Corporation")."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors and upon the vote of its stockholders at the 1998 Annual Meeting of Stockholders, the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Steven J. Lund, President and Chief Executive Officer, and attested by Keith R. Halls, Secretary, this ____ day of April 1998.

                                       NU SKIN ASIA PACIFIC, INC.



                                       By:
                                       STEVEN J. LUND
                                       President and Chief Executive Officer

ATTEST:




KEITH R. HALLS
Secretary